UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2013

DIGITALGLOBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34299	31-1420852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 Dry Creek Drive, Suite 260

Longmont, Colorado 80503

(Address of principal executive offices, including zip code)

(303) 684-4000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 1, 2013, the Company entered into indemnification agreements (each, an “Indemnification Agreement”) in a form approved by its Board of Directors with each member of the Board of Directors and each executive officer of the Company (each, an “Indemnitee”). The Company anticipates that it will enter into substantially similar Indemnification Agreements with any new directors or executive officers.

The Indemnification Agreement provides, subject to certain conditions and exceptions specified therein, that each Indemnitee shall be indemnified to the fullest possible extent permitted by applicable law against expenses and certain other amounts actually and reasonably incurred or paid by the Indemnitee in any action, suit or proceeding, including any proceeding by or in the right of the Company, on account of Indemnitee’s service as a director, officer, employee or agent of the Company or, at the Company’s request, any other corporation, limited liability company, partnership or joint venture, trust or other enterprise. The Indemnification Agreement further provides that expenses incurred by the Indemnitee in connection with any proceeding not initiated by the Indemnitee shall be paid in advance to the Indemnitee, subject to the Indemnitee’s obligation to reimburse the Company in the event it is ultimately determined that Indemnitee is not entitled to be indemnified for such expenses.

The Indemnification Agreement does not exclude any other rights to indemnification or advancement to which an Indemnitee might be entitled under applicable law, the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise.

The foregoing summary of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are furnished with this report:

Exhibit 10.1	Form of DigitalGlobe, Inc. Indemnification Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2013	DIGITALGLOBE, INC.

	By:	/s/ Daniel L. Jablonsky

Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Form of DigitalGlobe, Inc. Indemnification Agreement.